Exhibit 99.2

[Record Holder letterhead]

[_____] Shares of Voting Common Stock

[__________], 2017

To Our Clients:

Enclosed for your consideration are the prospectus, dated [__________], 2017 (the "Prospectus"), and the Beneficial Owner Election Form relating to the offering (the "Rights Offering") by Trinity Capital Corporation (the "Company") of [_____] shares of its voting common stock, subject to increase up to 2,105,263 shares of voting common stock,.  The Rights Offering is described in the Prospectus.  Please refer to the QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING beginning on page i of the Prospectus immediately following the Table of Contents for a summary of information concerning this opportunity.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  EXERCISES OF SUBSCRIPTION RIGHTS AND OVER-SUBSCRIPTION PRIVILEGE MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.  We urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights and any over-subscription privilege.

Once you have exercised any of your subscription rights and any over-subscription privilege, such exercise may not be revoked.

With respect to any instructions to exercise (or not to exercise) subscription rights, the enclosed Beneficial Ownership Election Form must be completed and returned such that it will be actually received by us by 5:00 p.m., Eastern Daylight Time, on [__________], 2017, the last business day prior to the scheduled expiration date of the Rights Offering.

Additional copies of the enclosed materials may be obtained from Continental Stock Transfer & Trust Company (the "Subscription Agent"), whose telephone number is (212) 509-4000, or Boenning & Scattergood, Inc., the Company's financial advisor, whose telephone number is (866) 326-8186.  Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent, Boenning & Scattergood, Inc. or John S. Gulas, President and CEO of the Company, or Thomas Dolan, Chief Financial Officer of Los Alamos National Bank at (505) 662‑5171.

Very truly yours,

Record Holder